UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 2, 2017

WALKER INNOVATION INC.

(Exact name of registrant as specified in charter)

Delaware	001-33700	30-0342273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two High Ridge Park

Stamford, CT                                                   06905

(Address Of Principal Executive Offices) (Zip Code)

(203) 461-7200

(Registrant’s Telephone Number, Including Area Code)

_____________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01         Entry into a Material Definitive Agreement.

Walker Innovation Inc. (the “Company”) entered into a Redemption Agreement dated as of June 2, 2017 (the “Redemption Agreement”) with The Upside Commerce Group, LLC (f/k/a Flexible Travel Company, LLC) (“Upside”), a company affiliated with Walker Digital, LLC (“Walker Digital”) the Company's controlling stockholder, to redeem 12,650,000 Upside Class A Common Shares. Simultaneously with the redemption on June 2, 2017, the Company acquired the Upside Class A Common Shares at a price of $0.06 per share pursuant to a warrant (the “Warrant”) previously granted to the Company by Jay S. Walker, the controlling stockholder of Walker Digital. The Upside Class A Common Shares were redeemed at $1.43182745 per share as approved by the Company’s Audit Committee and Board. Net proceeds from the transaction after giving effect to fees and the exercise price was approximately $16.8 million. After giving effect to the transaction described above, the Company no longer retains an equity interest in Upside.

The foregoing description of the redemption is qualified in its entirety by the full text of the Redemption Agreement, which is filed as Exhibit 10.1 hereto, and incorporated by reference herein.

Item 9.01         Financial Statements and Exhibits.

(d)     Exhibits

Exhibit Number	Description

2.1	Redemption Agreement between and among Walker Innovation Inc. and The Upside Commerce Group, LLC dated as of June 2, 2017

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 6, 2017
WALKER INNOVATION INC.

	By:	/s/ Jonathan A. Siegel
Name: Jonathan A. Siegel
Title: CEO

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